EXHIBIT 99.1

QUALITY DISTRIBUTION, INC. ANNOUNCES THIRD

QUARTER RESULTS

FOR IMMEDIATE RELEASE

TAMPA, FL – November 7, 2007 – Quality Distribution, Inc. (Nasdaq: QLTY) (the “Company”) today reported the results for its third quarter ended September 30, 2007. The total revenue for the quarter was $192.2 million, a 1.1% increase over third quarter revenues of $190.0 million last year. Total revenue for the nine months ended September 30, 2007, increased 1.1% to $565.0 million from $559.1 million last year. Revenue excluding fuel surcharge was $167.6 million for the quarter, a 1.8% increase over $164.7 million last year. For the nine month period ended September 30, 2007 revenue excluding fuel surcharge was $497.5 million, an increase of 1.2% over the same period last year.

The Company continued to generate strong cash flow during the quarter as total funded debt, net of cash, decreased $8.1 million, from $276.6 million at June 30, 2007 to $268.5 million as of September 30, 2007.

Income before taxes decreased from $5.9 million for the quarter ended September 30, 2006 to $3.3 million for the same period this year. The decrease in pre-tax income is primarily related to credits to our insurance expense and selling and administrative expenses last year, that did not occur in the current year.

Net income for the quarter ended September 30, 2007 was $1.4 million, or $0.07 earnings per fully diluted share (“EPS”), as compared with net income of $38.0 million or $1.94 EPS in the third quarter of last year. Net income for the nine months ended September 30, 2007 was $3.5 million, or $0.18 EPS, as compared with net income of $48.0 million, or $2.46 EPS last year. Net income for both the third quarter and the nine month period for last year were significantly influenced by the fact that we recorded as part of our provision for income taxes, a net non-cash benefit of $32.1 million ($1.64 per fully diluted share) resulting from the release of the Company’s deferred tax valuation allowance.

Applying an expected annual 39% tax rate to pre-tax income for the third quarter of 2007 would have resulted in tax expense of $1.3 million, and net income of $2.0 million, or EPS of $0.10. Applying the same 39% tax rate to the third quarter pre-tax income for last year would have resulted in tax expense of $2.3 million, and net income of $3.6 million, or EPS of $0.18.

As previously announced, the company expects to close its acquisition of Boasso America Corporation (“Boasso”) in the fourth quarter. Boasso, headquartered in Chalmette, LA, is a leading provider of ISO tank container and depot services. This acquisition will add six additional locations in Chalmette, LA, Houston, TX, Charleston, SC, Chicago, IL, Detroit, MI and Jacksonville, FL to the Company’s network of tank container service centers. For its most recent fiscal year ended March 31, 2007, Boasso had revenues in excess of $70 million. The Company expects the acquisition to be immediately accretive to earnings.

Commenting on the results and acquisitions, President and Chief Executive Officer Gary Enzor stated, “Despite today’s tough economic environment we grew revenues excluding fuel surcharge by 1.8% and reduced our net debt by $8.1 million. The Brite Clean acquisition has been a catalyst for profit improvement in our tank wash business and the Boasso acquisition, which we plan to close this quarter, will be an excellent growth vehicle during 2008. Although we are disappointed with our earnings level during the quarter, we believe we enter 2008 with a much stronger company. Over the last 24 months, through acquisitions and the conversion of a number of affiliates to company controlled terminals, we have transformed our model to one where the majority of our revenue will be directly controlled by the Company. We believe this focus on more network control will help us both reduce deadhead miles and increase driver productivity, which will ultimately translate into improved profitability. At the same time, we continue to retain our asset-light, variable cost model because the vast majority of our drivers continue to be owner operators or work for our affiliates. This structure reduces the Company’s capital requirements for tractors and provides us the ability to flex with demand changes.”

Timothy Page, Chief Financial Officer added, “In connection with the pending acquisition of Boasso, we intend to restructure our credit facilities. The proceeds from the refinancing will be used to fund the acquisition of Boasso and replace our existing revolver and term loan. Besides extending the maturities of our existing Senior Credit Facility, this refinancing will provide additional borrowing availability and is expected to yield a reduction in our blended cost of capital.”

The Company will host a conference call for investors to discuss these results on November 8, 2007 at 11:00 a.m. Eastern Time. The toll free dial-in number is 800-545-9704; the toll number is 913-981-5510; the passcode is 4597249. A replay of the call will be available until December 8, 2007, by dialing 888-203-1112; passcode; 4597249. Copies of this earnings release and other financial information about the Company may be accessed on the “QDI Main / News and Publications” and “Investors” sections of the Company’s website at www.qualitydistribution.com.

Headquartered in Tampa, Florida, Quality Distribution, Inc. through its subsidiary, Quality Carriers, Inc., and through its affiliates and owner-operators, provides bulk transportation and related services. The Company also provides tank cleaning services to the bulk transportation industry through its QualaWash® facilities. Quality Distribution, Inc. is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include the Company’s substantial leverage; economic factors; downturns in customers’ business cycles or in the national economy; the cyclical nature of the transportation industry; claims exposure and insurance costs; adverse weather conditions; dependence on affiliates and owner-operators; changes in government regulation including transportation, environmental and anti-terrorism laws; the Company’s environmental remediation costs; fluctuations in fuel pricing or availability; increases in interest rates; changes in senior management; its ability to achieve projected operating objectives and debt reduction in 2007; its ability to successfully integrate acquired businesses or integrate affiliate businesses converted to Company-controlled operations; and the Company’s ability to attract and retain qualified drivers. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

Contact:	Timothy B. Page
Senior Vice President and Chief Financial Officer
800-282-2031 ext. 7376

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
OPERATING REVENUES:
Transportation	$148,900	$149,150	$442,656	$440,776
Other service revenue	18,736	15,524	54,847	50,731
Fuel surcharge	24,545	25,354	67,483	67,549

Total operating revenues	192,181	190,028	564,986	559,056

OPERATING EXPENSES:
Purchased transportation	118,653	128,973	358,027	380,363
Compensation	22,302	19,052	62,558	55,326
Fuel, supplies and maintenance	21,429	15,064	57,056	38,803
Depreciation and amortization	4,332	3,873	12,562	11,661
Selling and administrative	7,442	4,875	21,314	15,626
Insurance claims	3,239	2,232	14,321	10,160
Taxes and licenses	1,105	1,018	2,729	2,663
Communications and utilities	2,952	2,012	8,081	6,867
Loss (gain) on disposal of property and equipment	219	(697)	418	(920)

Total operating expenses	181,673	176,402	537,066	520,549

Operating income	10,508	13,626	27,920	38,507

Interest expense	7,651	7,903	23,403	23,168
Interest income	(198)	(260)	(573)	(1,370)
Other (income) expense	(279)	95	(638)	(262)

Income before taxes	3,334	5,888	5,728	16,971
Provision (benefit) for income taxes	1,982	(32,139)	2,229	(31,070)

Net income	$1,352	$38,027	$3,499	$48,041

PER SHARE DATA:
Net income per common share
Basic	$0.07	$2.01	$0.18	$2.54

Diluted	$0.07	$1.94	$0.18	$2.46

Weighted average number of shares
Basic	19,357	18,874	19,353	18,910
Diluted	19,488	19,569	19,488	19,548

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$9,981	$6,841
Accounts receivable, net	93,560	85,482
Prepaid expenses	6,542	6,101
Prepaid tires	7,295	7,517
Deferred tax asset, net	18,320	18,320
Other	6,401	9,214

Total current assets	142,099	133,475
Property and equipment, net	113,375	116,964
Assets held-for-sale	351	381
Goodwill	141,098	138,980
Intangibles, net	1,586	635
Non-current deferred tax asset, net	19,703	19,578
Other assets	8,775	11,249

Total assets	$426,987	$421,262

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of indebtedness	$1,400	$1,400
Current maturities of capital lease obligations	1,303	1,178
Accounts payable	11,954	13,957
Affiliates and independent owner-operators payable	14,950	11,025
Accrued expenses	26,713	21,197
Environmental liabilities	7,012	5,995
Accrued loss and damage claims	10,172	11,533

Total current liabilities	73,504	66,285
Long-term indebtedness, less current maturities	271,958	272,826
Capital lease obligations, less current maturities	3,788	3,718
Environmental liabilities	3,545	5,831
Accrued loss and damage claims	15,495	20,633
Other non-current liabilities	16,644	14,249
Deferred tax liability	832	724

Total liabilities	385,766	384,266
Minority interest in subsidiary	1,833	1,833

SHAREHOLDERS’ EQUITY
Common stock, no par value; 29,000 authorized, 19,344 issued at September 30, 2007 and 19,210 issued at December 31, 2006	361,281	359,995
Treasury stock, 158 and 172 shares at September 30, 2007 and December 31, 2006, respectively	(1,564)	(1,527)
Accumulated deficit	(111,695)	(114,866)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(18,775)	(18,531)
Stock purchase warrants	—	21
Stock subscriptions receivable	(270)	(340)

Total shareholders’ equity	39,388	35,163

Total liabilities, minority interest and shareholders’ equity	$426,987	$421,262

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In 000’s)

Unaudited

	Nine Months Ended September 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,499	$48,041
Adjustments to reconcile to net cash and cash equivalents provided by operating activities:
Depreciation and amortization	12,562	11,661
Bad debt expense (recoveries)	792	(487)
Loss (gain) on disposal of property and equipment	418	(920)
Interest income on repayment of stock subscription	—	(690)
Stock based compensation	1,227	2,255
Amortization of deferred financing costs	1,375	1,361
Amortization of bond discount	182	182
Minority dividends	109	109
Deferred taxes	848	(32,190)
Changes in assets and liabilities:
Accounts and other receivables	(9,228)	4,706
Prepaid expenses	(286)	508
Prepaid tires	(129)	(448)
Other assets	(87)	(7,845)
Accounts payable	(1,918)	(9,106)
Accrued expenses	5,754	3,214
Environmental liabilities	(1,270)	(5,199)
Accrued loss and damage claims	(6,500)	(1,578)
Affiliates and independent owner-operators payable	3,925	2,983
Other liabilities	388	(540)

Net cash provided by operating activities	11,661	16,017

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(6,728)	(10,692)
Acquisition of business and assets	(4,004)	(5,506)
Proceeds from sales of property and equipment	5,471	5,466

Net cash used in investing activities	(5,261)	(10,732)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(1,050)	(1,050)
Principal payments on capital lease obligations	(899)	(111)
Proceeds from revolver	35,700	159,000
Payments on revolver	(35,700)	(165,200)
Payments on acquisition notes	(321)	—
Deferred financing costs	(153)	—
Stock offering costs	(787)	—
Change in book overdraft	(70)	3,378
Minority dividends	(109)	(109)
Proceeds from purchase of stock options	70	186

Net cash used in financing activities	(3,319)	(3,906)

Effect of exchange rate changes on cash	59	(63)

Net increase in cash and cash equivalents	3,140	1,316

Cash and cash equivalents, beginning of period	6,841	1,636

Cash and cash equivalents, end of period	$9,981	$2,952